File No. _________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.       Name:

                  MEMBERS Mutual Funds

B.       Address of principal business office:

                  5910 Mineral Point Road
                  Madison, Wisconsin 53705-0391

C.       Telephone number:

                  (608) 238-5851

D.       Name and address of agent for service of process:

                  Linda L. Lilledahl, Esq.
                  Assistant Vice President and Associate General Counsel CUNA Mutual Life Insurance Company
                  5910 Mineral Point Road
                  Madison, Wisconsin 53705-0391

         Copy to:
                  Stephen E. Roth, Esq.
                  Sutherland, Asbill & Brennan, L.L.P.
                  1275 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004-2404

E.       Check appropriate box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A:

                                                  Yes [x]     No [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Madison, Wisconsin on the 18th day of June, 1997.

                              MEMBERS Mutual Funds
                                  (Registrant)


                         By:      /s/  Lawrence R. Halverson
                          Name:        Lawrence R. Halverson
                          Title:       Trustee